Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), is made and entered into as of the 13th day of August 2004, by and between Sheffield Steel Corporation, its successors and assigns (“Employer”), and James P. Nolan (“Employee”).

WHEREAS, Employer desires to retain the services of Employee and Employee desires to continue his employment with Employer upon the terms and conditions hereinafter set forth; and

WHEREAS, Employee has access to various trade secrets, confidential information, and methods and manner of operation of Employer in the course of his employment;

NOW, THEREFORE, in consideration of the agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. Employment.

1.1 Employer agrees to employ Employee as President and Chief Executive Officer, and Employee hereby accepts to serve in such capacity or in such other equally responsible senior executive capacity as may be determined by the Board of Directors of Employer (the “Board”). Employee will use his best efforts to promote the interests of Employer and (subject to Section 1.2) will devote his full time during normal business hours to the business and affairs of the Employer. Employee’s employment may be terminated by either Employer or Employee for any reason or no reason, subject only to the express provisions of this Agreement. As used in this Agreement, “Employment Period” means the period from the date hereof until the earlier of July 24, 2006 and the termination of Employee’s employment.

1.2 After April 30, 2005, Employee may relocate his residence away from the Company’s headquarters location. In that case, Employer will (i) pay Employee a relocation allowance of $15,000 and (ii) during the Employment Period, pay Employee’s reasonable travel and other work-related expenses up to an aggregate of $50,000.

2. Compensation During the Employment Period.

2.1 Base Salary. Employer will pay Employee an annualized base salary of $275,000 per year during the Employment Period (the “Base Salary”). Such salary will be payable on the regular payroll dates for salaried personnel of Employer. All compensatory payments under this Agreement shall be subject to all required tax and other withholding.

2.2 Employee Benefits and Expenses. Employer will provide Employee vacation, health care, dental care, 401(k) plan, pension plan, disability and life insurance, deferred compensation plan and holidays during the Employment Period in amounts and/or with provisions at least as favorable to Employee as those provided to other exempt employees of Employer pursuant to the then current policy of Employer concerning such benefits. Employer will reimburse Employee for travel, entertainment and other expenses reasonably incurred in connection with his employment provided that Employee complies with the then current procedures of Employer for such reimbursement.

2.3 Incentive Bonus. During the Employment Period, Employee shall be eligible to receive an annual Incentive Bonus if Employer achieves the EBITDA target set by the Board for the respective fiscal year. Employee’s target bonus amount, payable if Employer achieves 100% of the respective EBITDA target, will be an amount equal to 50% of his Base Salary. The bonus paid shall be increased above the target amount by an amount equal to 1.25% of Base Salary for each 1.0% by which Employer’s actual EBITDA results exceed the EBITDA target.

2.4 Refinancing Bonus. If Employer refinances its 10% Senior Secured Notes due 2007 during the Employment Period and before a Change in Control, Employer will pay Employee a bonus of $75,000 upon consummation of such refinancing.

2.5 Change in Control Bonus.

(a) If there is a Change in Control of Employer during the Employment Period and (i) Employee remains employed by Employer throughout the 90-day period following the Change in Control or (ii) Employee’s employment is terminated by Employer without Cause during such 90-day period, Employer will pay Employee a bonus of $200,000 upon the earlier of the end of such period and such termination.

(b) As used in this Agreement, a “Change in Control” means the occurrence of any of the following events: (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Employer, any trustee or other fiduciary holding securities under an employee benefit plan of Employer, or any corporation owned directly or indirectly by the stockholders of Employer in substantially the same proportion as their ownership of stock in Employer) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 50% or more of the combined voting power of Employer’s then outstanding securities (other than as a result of acquisitions of such securities from Employer); or (ii) the consummation of (A) a merger, share exchange or consolidation of Employer with any other entity or (B) the sale or disposition by Employer of all or substantially all of Employer’s assets but excluding a sale or spin-off of a product line, business unit or line of business of Employer if the remaining business is significant as determined by the Board in its sole discretion (each a “Business Combination”), other than (1) a Business Combination that would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of Employer or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of Employer’s assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (2) a merger, share exchange or consolidation effected to implement a recapitalization of Employer (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner of 50% or more of the combined voting power of Employer’s then outstanding securities.

3. Termination of Employment and Compensation Thereafter. Upon termination of Employee’s employment, Employer shall make (a) the payments described in the respective subsection below as applicable to the circumstances of termination and (b) any other payments then required to be made by law or by the terms of any pension plan (including without limitation, the so-called 70/80 retirement benefit) or other benefit plan or insurance policy in which Employee is a participant or by which Employee is covered, but shall have no further obligation to Employee.

3.1 Completion of Employment Period.

(a) If Employee has remained employed by Employer through July 24, 2006, Employer shall: (i) continue to pay Employee (A) the Base Salary and (B) the target Incentive Bonus amount (i.e., 50% of Base Salary), prorated, in regular installments in accordance with Employer’s normal payroll practices, during the two-year period following termination of employment, (ii) provide Employee during such two-year period with health care, dental care, life and disability insurance and pension accrual in amounts and/or with provisions at least as favorable to Employee as those provided to exempt employees of Employer pursuant to the then current policy of Employer concerning such benefits and to the extent permissible under the respective plan, and (iii) reimburse Employee’s outplacement expenses, including office, secretarial and consulting fees, up to an aggregate of $15,000.

(b) As used elsewhere in this Agreement, the term “Severance” means, collectively, the payments and other benefits described in subsection 3.1(a). If Employee becomes entitled to Severance under more than one section of this Agreement, only one Severance shall be provided; there shall be no duplication of payments or benefits.

3.2 Death. Upon the death of Employee during the Employment Period, Employer will pay to Employee’s legal representative his Base Salary through the end of the month in which he dies and the proceeds of any insurance policy covering Employee. In addition, following determination of Employer’s financial results for the respective fiscal year, Employer will pay to Employee’s legal representative an amount equal to the annual Incentive Bonus (if any – based on Employer’s achievement of the respective EBITDA target) that Employee would have received had Employee remained employed at the end of the fiscal year, prorated, through the end of the last month, for the months during the fiscal year that Employee was employed.

3.3 Disability.

(a) If Employer terminates Employee’s employment during the Employment Period because of Employee’s Disability, Employer shall continue during the six-month period after termination of employment to pay Employee the Base Salary less any amounts payable to Employee with respect to such period pursuant to any disability policy sponsored by or made available through Employer. In addition, following determination of Employer’s financial results for the respective fiscal year, Employer will pay to Employee an amount equal to the annual Incentive Bonus (if any – based on Employer’s achievement of the respective EBITDA target) that Employee would have received had Employee remained employed at the end of the fiscal year, prorated, through the end of the last month, for the months during the fiscal year that Employee was employed.

(b) As used in this Agreement, “Disability” shall mean Employee’s actual or anticipated inability, due to physical or mental reasons, to discharge properly the normal duties of his employment for 120 consecutive days during any period of 365 consecutive days, as determined by a physician reasonably satisfactory to both Employee and Employer. The services of the physician shall be paid for by Employer. Employee shall fully cooperate with the examining physician, including submitting himself to such examinations as may be requested by the physician.

3.4 Following a Change in Control. If, on or after the 90th day following a Change in Control and during the Employment Period, Employee’s employment is terminated by Employer or Employee for any reason other than for Cause, Employer will provide Employee with Severance.

3.5 Cause.

(a) If Employer terminates Employee’s employment for Cause during the Employment Term, Employer will pay to Employee his salary for the month in which the termination occurs.

(b) As used in this Agreement, “Cause” shall mean any of (i) Employee’s continued failure to perform substantially his normal employment duties (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board that identifies the manner in which the Board believes that Employee has not substantially performed his duties, (ii) Employee has been indicted or otherwise formerly charged with engaging in (A) any criminal offense classified as a felony (or its equivalent under the laws or regulations of any country or political subdivision thereof) or (B) any other criminal offense that involves a violation of securities laws or regulations, embezzlement, fraud, wrongful taking or misappropriation of property, theft or any other crime involving dishonesty, (iii) breach of Employee’s fiduciary duty to Employer, or (iv) willful misconduct by Employee or any act of willful material misrepresentation, fraud or dishonesty by Employee that results in his personal enrichment at the expense of Employer.

3.6 Termination by Employer without Cause or by Employee with Good Reason.

(a) If, during the Employment Period, (i) Employer terminates Employee’s employment without Cause or (ii) Employee terminates his employment with Good Reason, Employer will provide Employee with Severance. In addition, following determination of Employer’s financial results for the respective fiscal year, Employer will pay to Employee an amount equal to the annual Incentive Bonus (if any – based on Employer’s achievement of the respective EBITDA target) that Employee would have received had Employee remained employed at the end of the fiscal year, prorated, through the end of the last month, for the months during fiscal year that Employee was employed.

(b) As used in this Agreement, Employee’s employment with Employer shall have been terminated with “Good Reason” if (i) Employee has terminated his employment by giving not less than ten (10) days’ advance written notice to Employer of his election to do so and (ii) one or more of the following has occurred: (A) Employer has caused a material diminution of the Employee’s authority, duties or responsibilities from those in effect on the date hereof, (B) Employer has materially breached this Agreement (other than by an isolated and inadvertent action that is not taken in bad faith and is remedied by Employer promptly after receipt of notice thereof from Employee), or (iii) Employer has assigned to Employee duties or responsibilities that are materially inconsistent with Employee’s position with Employer; provided that, Employee shall not have Good Reason to terminate his employment if Employer cures the circumstances giving rise to such Good Reason to Employee’s reasonable satisfaction within the ten-day notice period.

3.7 Other Resignation. If Employee terminates his employment during the Employment Period other than with Good Reason (and other than in the circumstances described in Section 3.4), Employer will pay to Employee his salary for the month in which the termination occurs.

4. Covenant Not to Disclose Proprietary Information. Employee acknowledges that Employer possesses, and will possess in the future, information that has been developed by or otherwise become known to Employer, including without limitation information developed by, or made known to Employee during his employment, trade secrets, processes, inventions, techniques, know how, marketing plans, patentable material, customer lists, material prepared for customers, and any customer information applicable to the business of Employer learned of by Employee during his employment with Employer, which information has commercial value to Employer (collectively, “Proprietary Information”). Employee understands and acknowledges that his employment creates a special relationship of confidence and trust between Employee and Employer with respect to, among other things, Proprietary Information. In consideration of Employee’s employment by Employer and the compensation received by Employee, Employee hereby agrees as follows:

4.1 Employee acknowledges that all Proprietary Information is the confidential and exclusive property of Employer and agrees that he will not disclose any Proprietary Information to anyone for any purpose whatsoever except in furtherance of Employer’s business interests and subject to a further obligation of confidentiality on the recipient.

4.2 All documents, records, equipment and all other tangible property, whether or not pertaining to Proprietary Information, furnished to Employee by Employer, or produced by Employee, will remain the sole property of Employer and Employee will return the same to Employer immediately upon request of Employer or upon termination of employment, whichever occurs sooner.

4.3 Employee recognizes and agrees that any remedy of Employer at law for a breach of the provisions of this Section 4 would be inadequate and that for any such breach by Employee, Employer shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance without need to post any bond.

5. Limitations on Parachute Payments. In the event that any payment or benefit received or to be received by Employee in connection with a Change in Control, the termination of his employment or otherwise (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any person whose actions result in a change in control or any person affiliated with Employer or such person) (collectively “Parachute Payments”) would not, as a result of section 280G of the Code, be deductible (in whole or part) by Employer, an affiliate or other person making such payment or providing such benefit, then to the extent reasonably practicable and permitted by applicable law, the Company shall use all commercially reasonable efforts to obtain stockholder approval of such payments in accordance with Section 280G of the Code. If such approval is not obtained, the Parachute Payments shall be reduced until no portion of the Parachute Payments is not deductible; provided that Employer will consult with Employee before reducing any particular Parachute Payments in order to afford Employee the alternative of waiving other Parachute Payment(s) and, except to the extent prohibited by applicable law, Employer shall honor Employee’s preferences with respect to the order of waiver of Parachute Payments to the extent that written notice thereof is received by Employer before the Change in Control or other event giving rise to Parachute Payments.

6. Miscellaneous.

6.1 Severability. If any provision herein is held to be invalid for any reason, such provision will be ineffective only to the extent of such invalidity, and the remaining provisions herein will remain in full force and effect.

6.2 Governing Law; Consent to Jurisdiction. This Agreement will be governed by the internal laws of Oklahoma. The parties hereby consent and submit to the personal jurisdiction of the courts of the State of Oklahoma and the United States District Court for the Northern District of Oklahoma with respect to any dispute arising out of this Agreement. Each party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in any such court and waives any bond, surety or other security that might be required of the other party with respect thereto. Each party hereto shall accept service made on him or it by sending or delivering a copy of the process to such party at the address and in the manner provided for the giving of notices in this Agreement. Nothing in this subsection 6.2, however, shall affect the right of either party to serve legal process in any other manner permitted by law.

6.3 Notices. All notices contemplated by this Agreement will be given by certified mail, return receipt requested, and sent to the following:

If to Employer:

Sheffield Steel Corporation

220 North Jefferson Street

Sand Springs, OK 74063

If to Employee:

James P. Nolan

or, in either case, such other address as the recipient shall have previously provided the sender by notice complying with this subsection.

6.4 Non-Waiver. The failure of either party to require the performance of any provision herein will not affect any right of such party to enforce the same or any similar night at any other time.

6.5 Headings. The headings used in this Agreement are included solely for convenience and are not intended to affect the interpretation of this Agreement.

6.6 Assignment; Binding Effect. Employee may not assign his interest under this Agreement. Employer may assign this Agreement to any successor to Employer’s business. This Agreement will bind the successors and assigns of Employer and the heirs, administrators and legal representatives of Employee.

6.7 Complete Agreement; Amendment. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties related to the subject matter hereof. No amendment or modification of this Agreement will be effective unless reduced to a writing signed by both parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

EMPLOYEE	SHEFFIELD STEEL CORPORATION

/s/ James P. Nolan	By:	/s/ Richard Conway
James P. Nolan		Richard Conway, Director; hereunto duly authorized